Exhibit T3A.1

CERTIFICATE OF INCORPORATION

OF

ENDEAVOUR INTERNATIONAL CORPORATION

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the corporation is Endeavour International Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1000 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the incorporator of the Corporation are: Catherine L. Stubbs, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002.

SIXTH: The number of directors of the Corporation shall be fixed from time to time in the manner provided by the bylaws of the Corporation or amendment thereof adopted by the Board of Directors of the Corporation (the “Board”). Election of directors need not be by written ballot.

SEVENTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board, but any bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon.

NINTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (c) any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (d) any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Ninth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: The Corporation hereby elects in this, its original Certificate of Incorporation, not to be governed by Section 203 of the DGCL.

ELEVENTH: The Corporation shall not issue any non-voting equity securities in contravention of Section 1123(a)(6) of the United States Bankruptcy Code, Title 11, United States Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 15th day of December, 2014.

By:	/s/ Catherine L. Stubbs
Name:	Catherine L. Stubbs
Title:	Sole Incorporator

[Signature Page to Certificate of Incorporation – Endeavour International Corporation]